Exhibit 99.1

Tecnoglass Reports Fourth Quarter and Full Year 2025 Results

- Full Year Revenues Increased 10.5% to a Record $983.6 Million Through Market Share Gains, Geographical

Expansion and Increased Demand for Vinyl Products -

- Full Year Single-Family Residential Revenue Grew to a Record $403.4 Million -

- Record Full Year Gross Profit of $421.4 Million, Representing 42.8% of Revenues -

- Full Year Net Income of $159.6 Million, or $3.42 Per Diluted Share; Full Year Adjusted Net Income1 of $167.0 Million, or $3.58 Per Diluted Share -

- Full Year Adjusted EBITDA1 of $291.3 Million, Representing 29.6% of Revenues -

- Strong Full Year Cash Flow from Operations of $135.8 Million -

- Strong Balance Sheet for Disciplined Capital Deployment with Net Leverage of 0.24x at Year End -

- Backlog Expanded 16.1% Year-Over-Year to a Record $1.3 Billion -

- Repurchased $87.6 Million in Shares During the Quarter and $118.0 Million For the Year, Equating to Approximately 5% of Shares Outstanding at the Beginning of 2025 -

- Board Approves US$100 Million Increase of Existing Repurchase Program to US$250 Million -

- Paid $28.1 Million in Dividends During the Year -

- Board Approves Plan to Redomicile Company from Cayman Islands to U.S. Subject to Shareholder Approval -

- Introduces Full Year 2026 Outlook -

Miami, FL – February 26, 2026 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the fourth quarter and full year ended December 31, 2025.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “We delivered record fourth quarter and full year revenues, demonstrating the resilience of our business model and demand for our differentiated offerings that allow us to continue winning market share. Our disciplined approach to working capital management enabled us to generate strong cash flow despite sharper than expected moves in aluminum costs, tariffs, and unfavorable foreign exchange. This robust cash generation, combined with our solid balance sheet, provided us the flexibility to both reinvest in the business and return capital to shareholders, including additional share repurchases during the quarter under our expanded repurchase authorization. As we enter 2026, we remain focused on operational excellence, disciplined capital allocation, and maintaining financial flexibility while targeting another year of industry leading margins to drive additional value creation.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our geographical expansion, vinyl window offering, and market share gains continue to drive growth in our business. This contributed to a 20% increase in our residential orders year-over-year in the fourth quarter, and that strength continued into first quarter 2026. Solid momentum in our multi-family and commercial markets produced another quarter of record backlog with a project pipeline extending well into 2027. Our expanding dealer network is driving continued market share gains across our business nationwide, supported by our new showrooms, including recent openings in the Southeast and West Coast that are enhancing our ability to serve customers and capture incremental growth opportunities. This geographic diversification, combined with our industry-leading margins that allow us to be competitive and innovative product portfolio, positions us to continue gaining share in 2026. With record backlog levels and multiple growth initiatives advancing, we enter 2026 on strong footing.”

Fourth Quarter 2025 Results

Total revenues for the fourth quarter of 2025 increased 2.4% to a fourth quarter record $245.3 million, compared to $239.6 million in the prior year quarter. Multi-family/commercial revenues grew 5.3% year-over-year driven by organic growth in key markets and, to a lesser extent, from the Continental Glass asset acquisition in March 2025. Single-family residential revenues decreased 2.2% year-over-year, primarily attributable to pricing initiatives previously implemented and market share gains that were more than offset by challenging prior year comparisons and to a lesser extent the timing of invoicing given softer macroeconomic conditions. The fourth quarter of 2024 experienced a temporary elevation in invoicing related to the expiration of Florida sales tax waivers on windows that did not recur in 2025. Changes in foreign currency exchange rates contributed $1.0 million to total revenues in the quarter.

Gross profit for the fourth quarter of 2025 was $98.2 million, representing a 40.0% gross margin, compared to gross profit of $106.5 million, representing a 44.5% gross margin, in the prior year quarter. The year-over-year change in gross margin primarily reflected an unfavorable revenue mix due to a higher level of installation revenue, higher raw material costs related to near all-time high U.S. aluminum costs  , which represented an incremental headwind of approximately $4.6 million in the quarter, and a strengthening of the Colombian Peso during the quarter, partly offset by stronger pricing.

Selling, general and administrative expense (“SG&A”) was $53.4 million for the fourth quarter of 2025, compared to $39.4 million in the prior year quarter. The increase was partly attributable to approximately $4.4 million in aluminum and reciprocal tariffs on standalone component sales, higher personnel expenses associated with annual salary adjustments at the beginning of the year and the addition of Continental Glass, a stronger Peso during the period, and higher transportation and commission expenses associated with revenue growth in the quarter . As a percent of total revenues, SG&A was 21.8% for the fourth quarter of 2025 compared to 16.4% in the prior year quarter, primarily due to the aforementioned factors.

Net income was $26.1 million, or $0.57 per diluted share, in the fourth quarter of 2025 compared to net income of $47.0 million, or $1.00 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $1.6 million in the fourth quarter of 2025 and a loss of $0.8 million in the fourth quarter of 2024. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $28.8 million, or $0.63 per diluted share, in the fourth quarter of 2025 compared to adjusted net income1 of $49.3 million, or $1.05 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $62.2 million, or 25.4% of total revenues, in the fourth quarter of 2025, compared to $79.2 million, or 33.1% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin and SG&A.

Full Year 2025 Results

Total revenues for the full year 2025 increased 10.5% to a record $983.6 million compared to $890.2 million in the prior year. Changes in foreign currency exchange rates had a negligible impact on total revenues in the year.

Gross profit for the full year 2025 increased 10.9% year-over-year to $421.4 million, representing a 42.8% gross margin, compared to gross profit of $380.0 million, representing a 42.7% gross margin, in the prior year. The year-over-year increase in gross margin reflected stronger pricing and operating leverage, partially offset by an unfavorable foreign exchange impact, higher raw material costs, and higher salary expenses. Operating income for the full year 2025 was $230.7 million compared to $227.0 million in the prior year. Net income for the full year 2025 was $159.6 million, or $3.42 per diluted share, compared to net income of $161.3 million, or $3.43 per diluted share, in the prior year. Adjusted net income1 for the full year 2025 was $167.0 million, or $3.58 per diluted share, compared to $171.6 million, or $3.65 per diluted share, in the prior year. Adjusted EBITDA1 for the full year 2025 was $291.3 million, or 29.6% of total revenues compared to $275.8 million, or 31.0% of sales, in the prior year.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the full year 2025 was $135.8 million, primarily driven by effective working capital management, which more than offset the impact of tariffs and higher raw material costs during the year. Capital expenditures of $89.0 million in the year included scheduled payments on previous investments, along with $15.1 million from the Continental Glass asset acquisition classified as capital expenditures.

During 2025, the Company returned capital to shareholders through an aggregate of $118.0 million in share repurchases and $28.1 million in cash dividends.

In November 2025, the Company’s Board of Directors authorized the expansion of the Company’s share repurchase authorization to $150.0 million, in aggregate, to execute during opportunistic times. This reflected the Board’s confidence in continued cash flow generation capabilities, prudent balance sheet management, and a commitment to delivering superior returns to shareholders while maintaining ample financial flexibility to execute on growth initiatives. In February 2026, the Board approved another program expansion to $250.0 million, in aggregate. Following cumulative repurchases of approximately $140.0 million since inception of the program, the Company has approximately $110.0 million remaining under its share repurchase program. Management will have discretion in the repurchase of common shares under the program, including the timing and amount to be repurchased.

Given the Company’s strong cash generation, it ended 2025 with total liquidity of approximately $465.0 million, including $100.9 million of cash and cash equivalents and approximately $365.0 million of availability under its revolving credit facilities, and total debt of $171.6 million. Net leverage remained low at 0.24x net debt to LTM Adjusted EBITDA1 at year end.

Additional Updates

The Board of Directors has approved a plan to redomicile the Company from the Cayman Islands to the United States, subject to shareholder approval. Further information on the planned redomiciliation will be made publicly available through the Company’s public filings with the Securities and Exchange Commission. The Company believes this action will support its strategic objectives by simplifying its organizational and regulatory structure, improving the tax efficiency of dividend distributions, and broadening its potential investor base to include investors that are limited to investing in U.S. domiciled companies. Tecnoglass will remain headquartered in Miami, Florida following the redomiciliation.

As previously disclosed, the Company is conducting a feasibility study for the potential construction of a new state of the art facility in the United States, including due diligence on an identified site. The proposed plant is expected to be highly automated and designed to support future growth needs beyond the Company’s current installed capacity. In addition to diversifying the Company´s operational footprint, the new plant is expected to improve lead-times, transportation costs for certain markets and product types, and supply chain efficiencies, while also expanding access to new opportunities such as Buy America projects and quick turnaround jobs. If the due diligence is yields a favorable outcome, the Company currently expects that 2026 capex related to this project would be limited to the purchase of land.

Full Year 2026 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Full year performance demonstrated the strength of our business amid a dynamic macro environment that has continued into early 2026. Based on current visibility provided by our residential order book and multi-year backlog, we are introducing our full year 2026 outlook for revenues to be in the range of $1.06 billion to $1.13 billion, representing growth of approximately 11% at the midpoint. We are introducing our Adjusted EBITDA¹ target for the range of $265 million to $305 million. We continue to benefit from prior pricing initiatives and cost mitigation efforts in response to elevated input costs and tariffs on select products. While we believe our initial guidance appropriately accounts for the elevated aluminum costs, labor dynamics, and unfavorable foreign exchange rates into 2026, it establishes a baseline that excludes several potential upside levers. Specifically, our outlook does not factor in additional pricing actions or opportunistic hedging strategies that we are actively evaluating to further protect margins. With share gains and geographic expansion firmly on track, we expect to build on our decades-long track record of industry outperformance this year and beyond.”

Webcast and Conference Call

Management will host a webcast and conference call on February 26, 2026, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass Fourth Quarter 2025 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10206423.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$100,901	$134,882
Investments	3,150	2,645
Trade accounts receivable, net	239,448	202,915
Due from related parties	2,002	2,674
Inventories	213,524	139,642
Contract assets – current portion	31,809	22,920
Other current assets	62,724	54,332
Total current assets	$653,558	$560,010
Long-term assets:
Property, plant and equipment, net	$476,159	$344,433
Long term accounts receivable	1,730	-
Deferred income taxes	1,257	285
Contract assets – non-current	20,506	15,208
Intangible assets	12,959	4,389
Goodwill	30,059	23,561
Equity method investment	57,443	63,264
Other long-term assets	6,721	5,498
Total long-term assets	606,834	456,638
Total assets	$1,260,392	$1,016,648
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$427	$1,087
Trade accounts payable and accrued expenses	127,228	98,843
Due to related parties	10,881	9,864
Dividends payable	6,730	7,074
Contract liability – current portion	149,442	97,979
Other current liabilities	57,038	50,979
Total current liabilities	$351,746	$265,826
Long-term liabilities:
Deferred income taxes	$22,404	$11,419
Contract liability – non-current	1,988	-
Long-term debt	171,202	108,220
Total long-term liabilities	195,594	119,639
Total liabilities	$547,340	$385,465
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2024 and December 31, 2023 respectively	$	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,389,146 shares issued, and 44,737,726 shares outstanding at December 31, 2025; and, 46,991,558 shares issued and outstanding at December 31, 2024	5	5
Treasury stock	(79,218)	-
Legal Reserves	1,458	1,458
Additional paid-in capital	153,358	192,094
Retained earnings	670,558	538,787
Accumulated other comprehensive (loss)	(33,109)	(101,161)
Shareholders’ equity attributable to controlling interest	713,052	631,183
Total liabilities and shareholders’ equity	$1,260,392	$1,016,648

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		Year ended December 31,
	2025	2024	2025	2024
Operating revenues:
External customers	$244,605	$238,611	$979,211	$887,067
Related parties	692	962	4,399	3,114
Total operating revenues	245,297	239,573	983,610	890,181
Cost of sales	977,333	887,347	562,200	510,209
Gross profit	98,230	106,502	421,410	379,972
Operating expenses:
Selling expense	(26,104)	(20,525)	(105,428)	(81,298)
General and administrative expense	(27,301)	(18,827)	(90,882)	(71,673)
Total operating expenses	(53,405)	(39,352)	(196,310)	(152,971)
Other operating income	-	-	5,641	-
Operating income	44,825	67,150	230,741	227,001
Non-operating income, net	511	682	3,127	5,858
Foreign currency transactions gains/(loss)	1,553	(807)	3,756	(5,665)
Loss on debt extinguishment	(26)	-	(1,380)	-
Interest expense and deferred cost of financing	(1,328)	(1,510)	(3,445)	(7,433)
Equity method income	(312)	1,720	2,493	5,397
Income before taxes	45,223	67,235	235,292	225,158
Income tax provision	(19,117)	(20,219)	(75,726)	(63,849)
Net income	$26,106	$47,016	$159,566	$161,309
Basic income per share	$0.57	$1.00	$3.42	$3.43
Diluted income per share	$0.57	$1.00	$3.42	$3.43
Basic weighted average common shares outstanding	45,898,892	46,996,554	46,678,093	46,996,168
Diluted weighted average common shares outstanding	45,898,892	46,996,554	46,678,093	46,996,168
Other comprehensive income:
Foreign currency translation adjustments	19,004	(22,219)	72,157	(53,167)
Change in fair value derivative contracts	(1,688)	404	(4,105)	(2,131)
Other comprehensive income	17,316	(21,815)	68,052	(55,298)
Comprehensive income	$43,422	$25,201	$227,618	$106,011

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Year ended December 31,
	2025	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$159,566	$161,309	$183,510
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	2,606	857	2,809
Provision for obsolete inventory	116	98	67
Depreciation and amortization	36,765	26,470	21,878
Deferred income taxes	7,623	(1,870)	8,345
Equity method income	(2,493)	(5,397)	(5,013)
Gain on disposal of assets	(4,078)
Deferred cost of financing	935	1,214	1,243
Other non-cash adjustments	338	34	120
Loss on debt extinguishment	1,327	-	-
Realized gain on derivative instruments	(2,070)	-	-
Unrealized currency translation losses	(22,505)	11,984	(25,854)
Changes in operating assets and liabilities:
Trade accounts receivable	(25,348)	(44,388)	(780)
Inventories	(45,083)	(2,880)	(522)
Prepaid expenses	(4,223)	(4,017)	(2,849)
Other assets	(5,877)	(2,996)	(27,547)
Other liabilities	(92)	94	(62)
Trade accounts payable and accrued expenses	8,124	14,661	(17,429)
Taxes payable	(3,805)	(4,344)	(12,851)
Labor liabilities	1,884	1,090	1,109
Contract assets and liabilities	31,362	14,322	13,871
Related parties	683	4,291	(1,218)
CASH PROVIDED BY OPERATING ACTIVITIES	$135,755	$170,532	$138,827
CASH FLOWS FROM INVESTING ACTIVITIES
Business acquisition	(6,841)	-	-
Sale of property and equipment	12,312	-	-
Dividends received	8,914	2,703	2,282
Purchase of investments	(677)	(429)	(339)
Acquisition of property and equipment	(101,262)	(79,563)	(77,960)
CASH USED IN INVESTING ACTIVITIES	$(87,554)	$(77,289)	$(76,017)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(28,127)	(19,743)	(16,427)
Share Repurchases	(117,954)	(291)	(23,537)
Deferred financing costs and debt issuance fees	(1,045)	-	-
Non controlling interest purchase	-	(2,500)	(3,000)
Proceeds from debt	175,965	2,532	196
Repayments of debt	(114,365)	(64,547)	-
CASH USED IN FINANCING ACTIVITIES	$(85,526)	$(84,549)	$(42,768)
Effect of exchange rate changes on cash and cash equivalents	$3,344	$(3,320)	$5,795
NET (DECREASE) INCREASE IN CASH	(33,981)	5,374	25,837
CASH – Beginning of period	134,882	129,508	103,671
CASH – End of period	$100,901	$134,882	$129,508
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$6,603	$9,977	$11,624
Income Tax	$76,110	$86,602	$107,150
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$8,988	$6,410	$9,311
Unpaid portion of non-controlling interest purchase	$-	$-	$2,500
Account payable for business acquisition	3,588	-	-

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	Dec 31,			Dec 31,
	2025	2024	% Change	2025	2024	% Change
Revenues by Region
United States	231,741	228,006	1.6%	932,930	849,904	9.8%
Colombia	11,014	8,482	29.8%	31,691	25,026	26.6%
Other Countries	2,542	3,084	(17.6)%	18,989	15,250	24.5%
Total Revenues by Region	245,296	239,573	2.4%	983,610	890,180	10.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	Dec 31,			Dec 31,
	2025	2024	% Change	2025	2024	% Change

Total Revenues with Foreign Currency Held Neutral	244,249	239,573	2.0%	983,465	890,180	10.5%
Impact of changes in foreign currency	1,048	-		145	-
Total Revenues, As Reported	245,297	239,573	2.4%	983,610	890,180	10.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Net (loss) income	26,106	47,016	159,566	161,309
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	26,106	47,016	159,566	161,309
Foreign currency transactions losses (gains)	(1,553)	807	(3,756)	5,665
Provision for bad debt	909	143	2,606	857
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	4,982	2,374	13,662	5,462
Extinguishment of debt	26	-	1,380	-
Derivative Financial Instruments	(728)	-	(3,455)	-
Joint Venture VA (Saint Gobain) adjustments	294	63	518	3,179
Tax impact of adjustments at statutory rate	(1,258)	(1,084)	(3,506)	(4,852)
Adjusted net (loss) income	28,778	49,319	167,015	171,620

Basic income (loss) per share	0.57	1.00	3.42	3.43
Diluted income (loss) per share	0.57	1.00	3.42	3.43
Diluted Adjusted net income (loss) per share	0.63	1.05	3.58	3.65

Diluted Weighted Average Common Shares Outstanding in thousands	45,899	46,995	46,678	46,996
Basic weighted average common shares outstanding in thousands	45,899	46,995	46,678	46,996
Diluted weighted average common shares outstanding in thousands	45,899	46,995	46,678	46,996

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Net (loss) income	26,106	47,016	159,566	161,309
Less: Income (loss) attributable to non-controlling interest	-	-	-	-
(Loss) Income attributable to parent	26,106	47,016	159,566	161,309
Interest expense and deferred cost of financing	2,536	1,510	6,903	7,433
Income tax (benefit) provision	19,117	20,219	75,726	63,849
Depreciation & amortization	10,324	6,739	36,765	26,469
Foreign currency transactions losses (gains)	(1,553)	807	(3,756)	5,665
Provision for bad debt	909	143	2,606	857
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	4,982	2,375	13,662	5,462
Extinguishment of debt	26	-	1,380	-
Derivative Financial Instruments	(728)	-	(3,455)	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	524	432	1,941	4,770
Adjusted EBITDA	62,243	79,241	291,338	275,814

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities

(In thousands, except share and per share data) / (Unaudited)

The Company believes that free cash flow, which is not a performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Cash Provided by Operating Activities	31,009	61,127	135,755	170,532
Acquisition of property and equipment	(19,567)	(25,690)	(101,262)	(79,563)
Portion of Continental Glass Systems asset acquisiton included in acquisition of property and equipment	-	-	15,127	-
Free Cash Flow	11,442	35,437	49,620	90,969